Exhibit 10.4

RELEASE

     This RELEASE is made as of December 13, 2001 by and between HEARx Ltd., a Delaware corporation (the “Company”) and Advantage Fund II Ltd. (the “Investor”).

RECITALS

     A.     Pursuant to a Convertible Preferred Stock Purchase Agreement dated as of May 9, 2000 (the “Original Purchase Agreement”), the Company issued and sold to the Investor, and the Investor purchased from the Company, 500 shares of the Company’s 7% Series I Convertible Preferred Stock, par value $1.00 per share (the “Original Preferred Stock”), which are convertible into shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), and warrants to purchase 203,390 shares of Common Stock (the “Original Warrants”).

     B.     In connection with the Original Purchase Agreement, the Company filed a Certificate of Designations with the Secretary of State of Delaware containing the rights, preferences and privileges of the Original Preferred Stock (the “Original Certificate of Designations”), and the Company and the Investor entered into a Registration Rights Agreement dated as of May 9, 2000 (the “Original Registration Rights Agreement”). The Original Purchase Agreement, Original Certificate of Designations, Original Warrants and Original Registration Rights Agreement are, collectively, the “Original Transaction Documents”.

     C.     The Investor currently holds 418 shares of the Original Preferred Stock, the Original Warrants and 129,470 shares of Common Stock (collectively, the “Existing Investor Securities”).

     D.     The Investor and the Company desire that the Investor exchange all of the Existing Investor Securities for a combination of cash, shares of a newly issued non-convertible preferred stock of the Company and shares of Common Stock (the “Exchange”) upon the terms and subject to the conditions set forth in an exchange agreement between the Company and the Investor of even date herewith (the “Exchange Agreement”).

     E.     The Exchange Agreement contemplates that the Company and the Investor will execute and deliver this Release as a condition to the closing of the Exchange and this Release is a material inducement to the parties entering into the Exchange Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the Exchange and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

     1.     Company Release. The Company, for itself and its agents, representatives, successors and assigns (the “Company Releasors”), does hereby remise, release and forever discharge the Investor, its affiliates, employees, officers, directors, agents, representatives, successors and assigns and each of their respective affiliates, employees, officers, directors, agents, representatives, successors and assigns (collectively, the “Investor Releasees”) from all actions, causes of action, suits, debts, dues, assessments, late fees, sums of money, expenses, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, obligations, duties, claims, matters, liabilities, violations of law, fines, penalties, responsibilities, attorneys’ fees, costs, and demands whatsoever, in law, admiralty, or equity (“Claims”), which against the Investor Releasees (or any of them) the Company Releasors ever had, now have, or hereafter can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, except for claims under the Exchange Agreement and the Exchange.

     2.     Investor Release. The Investor, for itself and its agents, representatives, successors and assigns (the “Investor Releasors”), does hereby remise, release and forever discharge the Company, its affiliates, employees, officers, directors, agents, representatives, successors and assigns and each of their respective affiliates, employees, officers, directors, agents, representatives, successors and assigns (collectively, the “Company Releasees”) from all Claims, which against the Company Releasees (or any of them) the Investor Releasors ever had, now have, or hereafter can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, except for claims under the Exchange Agreement and the Exchange.

     3.     Further Acts. Each party to this Release agrees to perform any further acts or execute and deliver any additional documents that may be reasonably necessary to carry out the provisions and intent of this Release.

     4.     Amendments; Waivers. No provision of this Release may be waived or amended except in a written agreement signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

     5.     Severability. In case any one or more of the provisions of this Release shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Release shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Release.

     6.     Governing Law. This Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     7.     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Release to be duly executed by their respective authorized signatories as of the date first indicated above.

HEARx LTD

By:	/s/ Paul A Brown
Paul A. Brown, M.D. Chairman and Chief Executive Officer

ADVANTAGE FUND II LTD

By:	Genesee International Inc. as General Manager

/s/ Donald R. Morken Donald R. Morken President

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